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                                                                    Exhibit 99.1

[EYETECH LOGO]

FOR IMMEDIATE RELEASE

CONTACT:

KARIN HEHENBERGER, M.D., PH.D.
SENIOR DIRECTOR OF SCIENTIFIC AND EXTERNAL AFFAIRS
Office: 212 824 3176
Facsimile: 212 824 3240
Email: karin.hehenberger@eyetech.com
www.eyetech.com

                 EYETECH PHARMACEUTICALS ANNOUNCES SUSPENSION OF
                             CHAIRMAN'S 10b5-1 PLANS

NEW YORK, NY - FEBRUARY 28, 2005 - Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) ("Eyetech" or "Company") announced today that John P. McLaughlin, Chairman of the Board of Directors of the Company, has suspended his plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 to sell a portion of the Eyetech common shares that he currently beneficially owns. Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock ("10b5-1 Plan"). Mr. McLaughlin's suspended plan provided for the sale of such shares only if the price of Eyetech common stock reached a level higher than the stock's current price. As a result, no sale of Eyetech common stock occurred under the plan. Mr. McLaughlin, in accordance with the Company's policies, may in the future reinstate his current plan or adopt a new 10b5-1 Plan.

ABOUT EYETECH PHARMACEUTICALS, INC.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.

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